Ratio of Earnings to Fixed Charges            Exhibit 12


                                         Six Months Ended
                                          June 30, 1996
                                              (000s)
 Earnings
 Income before interest expense  . . . . .   $15,667


 Add:
 Income tax items  . . . . . . . . . . . .     7,934
 Income tax on other income  . . . . . . .       320
 Amortization of debt discount, premium
 expense . . . . . . . . . . . . . . . . .       144
 AFUDC - borrowed funds  . . . . . . . . .        13
 Interest on rentals . . . . . . . . . . .       149
  Total Earnings . . . . . . . . . . . . .   $24,227


 Fixed Charges
 Interest on long-term debt  . . . . . . .  $  4,996
 Other interest  . . . . . . . . . . . . .       275
 Amortization of debt discount, premium
 expense . . . . . . . . . . . . . . . . .       144
 Interest on rentals . . . . . . . . . . .       149
  Total Fixed Charges  . . . . . . . . . .  $  5,564


 Ratio of Earnings to Fixed Charges  . . .     4.35x